Exhibit 99.1

MEDNAX Earns $1.06 Non-GAAP for 2010 Third Quarter

Expects Fourth Quarter EPS of $1.10 to $1.14

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--November 2, 2010--MEDNAX, Inc. (NYSE: MD) today reported GAAP earnings per share of $1.29 for the three months ended September 30, 2010, or $1.06 per share, non-GAAP, when excluding the impact of a favorable resolution of certain tax matters.

MEDNAX also announced that it expects earnings per share for the 2010 fourth quarter to be in a range of $1.10 to $1.14, which includes estimated contributions from two anesthesia group practices acquired since October 1, 2010.

“We are making great strides in building our national anesthesia group practice within this large, attractive and fragmented specialty, in large part because we are building it on a similar foundation as our Pediatrix Medical Group division,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We continue to successfully execute a deliberate strategy that attracts well-established, well-recognized groups that today are being integrated in a way that advances our commitment to patient care, and achieves efficiencies through the effective delivery of administrative services to support our physicians and advanced practitioners who provide valuable patient care services across all of our specialties and subspecialties.”

For the three months ended September 30, 2010, MEDNAX generated net patient service revenue of $351.1 million, up 6 percent from $331.3 million for the comparable prior-year period.

These results consist of revenue growth from acquisitions of 5.2 percent, and same- unit revenue growth of 0.8 percent, related principally to reimbursement factors.

The percentage of services reimbursed under government programs increased by 60 basis points for the 2010 third quarter, when compared with the prior-year period. On a sequential basis, same-unit payor mix shifted by 150 basis points toward a higher percentage reimbursed under government programs.

Same-unit revenue attributable to volume across all patient services grew slightly during the 2010 third quarter from the prior-year period, driven by volume growth at anesthesia and pediatric cardiology practices, offset by slightly lower volume at neonatal intensive care units (NICU) and maternal-fetal medicine practices. Same-unit patient volume at neonatal intensive care units staffed by MEDNAX physicians declined by six-tenths of one percent for the 2010 third quarter from the prior-year period.

Operating income for the 2010 third quarter was $81.4 million, up 4 percent from $78.3 million for the prior-year period. General and administrative expenses as a percent of revenue were 10.7 percent, down 68 basis points from 11.4 percent for the 2009 third quarter, as a result of ongoing administrative efficiencies, including incremental benefits from the integration of anesthesia billing services.

Operating margin for the 2010 third quarter declined by 47 basis points to 23.2 percent as a result of the lower rate of same-unit revenue growth relative to prior periods, as well as higher depreciation and amortization expenses, partially offset by effective administrative expense management. Depreciation and amortization expense for the 2010 third quarter includes the acceleration of approximately $1.2 million of amortization expense related to the termination of a hospital contract associated with a prior acquisition.

MEDNAX’s income tax provision was favorably impacted by $10.9 million following the resolution of certain tax matters. This resulted in an effective tax rate of 24.7 percent, on a GAAP basis, for the 2010 third quarter. When excluding the impact of the resolution of the tax matters, MEDNAX’s non-GAAP effective tax rate was 38.1 percent.

MEDNAX generated GAAP net income of $61.3 million for the 2010 third quarter, or $1.29 per share based on a weighted average 47.5 million shares outstanding. Excluding the impact of the resolution of certain tax matters, non-GAAP net income was $50.3 million, or $1.06 per share. This compares with GAAP net income of $48.1 million, or $1.03 per share based on a weighted average 46.7 million shares outstanding, for the 2009 third quarter.

For the nine months ended September 30, 2010, MEDNAX reported revenue of $1.03 billion, up 8 percent from $955.0 million for the comparable prior-year period. Operating income grew by 8 percent, to $227.0 million through nine months of 2010, from $209.7 million for the prior-year period. Through nine months of 2010 MEDNAX generated net income of $148.9 million, on a GAAP basis, or $138.0 million, non-GAAP, an increase of 10 percent from $125.4 million through the first nine months of 2009.

On a per share basis, MEDNAX earned $3.14, on a GAAP basis, or $2.91 on a non-GAAP basis, based on a weighted average 47.4 million shares outstanding for the nine months of 2010. This compares to EPS of $2.71, based on a weighted average 46.3 million shares outstanding, for the comparable prior-year period.

At September 30, 2010, MEDNAX had cash and cash equivalents of $61.4 million and net accounts receivable were $174.7 million. The Company had no amounts outstanding on its $350 million revolving credit facility at September 30, 2010.

For the 2010 third quarter, MEDNAX generated cash flow from operations of $105.4 million. Cash flow from operations for the nine months ended September 30, 2010, was $155.5 million, and the Company has used approximately $65.7 million to complete physician group practices and to make contingent purchase price payments for previously completed acquisitions, as well as to reduce amounts outstanding under its revolving credit facility.

Since October 1, 2010, MEDNAX has announced the acquisition of a 90-member anesthesiology group practice based in Charlotte, NC, and a 23-member physician group practice based in Greensboro, NC. As of today, MEDNAX has announced the acquisition of 10 physician group practices this year, including six providing neonatal services, one maternal-fetal medicine, one pediatric cardiology and two anesthesia groups.

MEDNAX has $166.0 million outstanding on its revolving credit facility as of November 1, 2010.

Outlook

MEDNAX expects earnings for the three months ending December 31, 2010, to be in a range of $1.10 to $1.14 per share. This range includes estimated contributions from two anesthesia group practices acquired during the 2010 fourth quarter. MEDNAX expects that the percentage of patient services reimbursed under government programs for the 2010 fourth quarter will be in a range of one-half percentage point higher to one half percentage point lower than for the 2010 third quarter. The Company also expects that same-unit NICU patient volume for the 2010 fourth quarter will be in a range of one percent higher to one percent lower than for the prior-year period.

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information for the three months and nine months ended September 30, 2010, related to the income tax provision, net income and diluted earnings per share. MEDNAX believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information investors are provided with a meaningful understanding of MEDNAX’s ongoing operating and financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile the GAAP income tax provision, net income and diluted earnings per share to the non-GAAP amounts provided in this press release:

	Three Months Ended September 30, 2010
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)

Income before income taxes	$81,331	$-	$81,331
Income tax provision	(20,061)	10,926	(30,987)

Net income	$61,270	$(10,926)	$50,344

Net income per common and common equivalent share data (diluted):	$1.29	$(0.23)	$1.06

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,482		47,482

	Nine Months Ended September 30, 2010
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)

Income before income taxes	$225,823	$-	$225,823
Income tax provision	(76,932)	10,926	(87,858)

Net income	$148,891	$(10,926)	$137,965

Net income per common and common equivalent share data (diluted):	$3.14	$(0.23)	$2.91

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,426		47,426

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Time today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight Eastern Time November 16, 2010, by dialing 800-475-6701, access code 174117. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 275 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric intensivist physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 650 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,625 physicians in 33 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	($$$ in thousands, except for per share data)

Net patient service revenue	$351,058	$331,276	$1,033,079	$954,976

Operating expenses:
Practice salaries and benefits	211,884	198,229	634,048	583,993
Practice supplies and other operating expenses	13,980	13,100	41,137	38,539
General and administrative expenses	37,499	37,648	114,762	110,593
Depreciation and amortization	6,321	3,956	16,107	12,106

Total operating expenses	269,684	252,933	806,054	745,231

Income from operations	81,374	78,343	227,025	209,745

Investment income	438	430	1,107	1,300
Interest expense	(481)	(570)	(2,309)	(2,405)

Income before income taxes	81,331	78,203	225,823	208,640

Income tax provision	20,061	30,069	76,932	83,237

Net income	$61,270	$48,134	$148,891	$125,403

Net income per common and common equivalent share (diluted)	$1.29	$1.03	$3.14	$2.71

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,482	46,664	47,426	46,279

Balance Sheet Highlights (Unaudited)

	As of September 30, 2010	As of December 31, 2009
	(in thousands)
Assets:
Cash and cash equivalents	$61,387	$26,503
Short-term investments	14,220	5,380
Accounts receivable, net	174,722	164,444
Other current assets	83,648	96,338
Goodwill, other assets, property and equipment	1,467,022	1,396,685
Total assets	$1,800,999	$1,689,350

Liabilities and shareholder's equity:
Accounts payable & accrued expenses	$299,245	$346,470
Total debt	242	50,443
Other liabilities	128,191	102,339
Total liabilities	427,678	499,252
Shareholders' equity	1,373,321	1,190,098
Total liabilities and shareholders' equity	$1,800,999	$1,689,350

CONTACT:
MEDNAX, Inc.
Bob Kneeley, Vice President, Investor Relations, 954-384-0175 x 5300
bob_kneeley@mednax.com